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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of (1) our report dated March 1, 2002 except as to the first paragraph of Note 6, which is as of March 21, 2002 and the last six paragraphs of Note 12, which are as of April 1, 2002, with respect to the consolidated financial statements of Symbion, Inc., (2) our report dated June 28, 2002, with respect to the consolidated financial statements of Physicians Surgical Care, Inc., and (3) our report dated October 18, 2001, with respect to the financial statements of Physicians Surgery Center, LLC, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-89554) and related Prospectus of Symbion, Inc. for the registration of its common stock.


                                           /s/ Ernst & Young LLP


Nashville, Tennessee
August 5, 2002